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                     July 31, 2023

       JR Herlihy
       Chief Financial Officer
       Ellington Financial Inc.
       53 Forest Avenue
       Old Greenwich, CT 06870

                                                        Re: Ellington Financial
Inc.
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-34569

       Dear JR Herlihy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction